SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 15

CERTIFICATION  AND NOTICE OF TERMINATION OF REGISTRATION  UNDER
SECTION 12(g) OF THESE  SECURITIES  EXCHANGE  ACT OF 1934 OR
SUSPENSION  OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number   0-27240


                    ECOTYRE TECHNOLOGIES,INC.
_________________________________________________________________
     (Exact name of registrant as specified in its charter)

          895 Waverly Avenue, Holtsville, New York 11742
_________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock
_________________________________________________________________
     (Title of each class of securities covered by this Form)

_________________________________________________________________
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     X          Rule 12h-3(b)(1)(i)
____
     Rule 12g-4(a)(1)(ii)    X          Rule 12h-3(b)(1)(ii)
____
     Rule 12g-4(a)(2)(i)    ____        Rule 12h-3(b)(2)(i)
____
     Rule 12g-4(a)(2)(ii)   ____        Rule 12h-3(b)(2)(ii)
____
                                        Rule 15d-6
____

     Approximate number of holders of record as of the
     certification or notice date:  171

     Pursuant to the  requirements of the Securities  Exchange
Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 11, 1998            By:  /s/ Vito F. Alongi
                                       Vito F. Alongi, President

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.